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                                  Exhibit 12.2
                             AMCORE FINANCIAL INC.
            Computation of Ratio of Income to Combined Fixed Charges
                        (including interest on deposits)
                         (dollar amounts in thousands)

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
                                                                          Years Ended December 31,
                                                          --------------------------------------------------------------
                                                              1996           1995         1994         1993         1992
                                                          --------------------------------------------------------------
Income before income taxes                                 $35,901        $23,287       $29,476     $28,901      $26,415
Interest expense including interest on
  deposits                                                 108,393         85,080        61,195      59,628       62,946
1/3 rental expense                                             116            471           371         298          205
                                                          --------------------------------------------------------------
Fixed charges including interest on deposits               108,509         85,551        61,566      59,926       63,151
                                                          --------------------------------------------------------------
Income as adjusted                                        $144,410       $106,838       $91,042     $88,827      $89,566
                                                          --------------------------------------------------------------
Ratio of adjusted income to fixed charges
  including interest on deposits                              1.33           1.27          1.48        1.48         1.42
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